EXHIBIT 10.1

	Schedule to	Schedule
Banc of America Leasing & Capital, LLC	Lease Agreement	Number 005

This Schedule ("Schedule"), dated as of December 20, 2006, between Banc of America Leasing & Capital, LLC ("Lessor") and Tor Minerals International, Inc. ("Lessee") is executed pursuant to Lease Agreement Number 09920-00400 dated August 09, 2004 ,incorporated in this Schedule by this reference (the "Lease Agreement").  Unless otherwise defined in this Schedule, capitalized terms used in this Schedule have the respective meanings assigned to such terms in the Lease Agreement.  If any provision of this Schedule conflicts with any provision of the Lease Agreement, the provisions contained in this Schedule shall prevail.  Lessee hereby authorizes Lessor to insert the serial numbers and other identification data of the Units, dates, and other omitted factual matters or descriptions in this Schedule.

1.   Description of Units.  The Units subject to this Schedule ("Units"), which have a cost to Lessor ("Lessor's Cost") in the aggregate of $177,352.99, inclusive of taxes, shipping, installation and other related expenses, if any ("Soft Costs"), are as follows:

Quantity	Description	Serial Number	Lessor's Cost (Including Soft Costs)
1	New Continuous Agitation Bead Mill Type FM 100 In closed Construction	012748	$ 167,214.93
	Various Electrical fittings and cables for the Mill Project		9,007.27
	Merchandising Processing Harbor Maintenance Fee, Import Entry Doc Fee, Coord & Handling & DomesticCourier Fees		1,130.79
		Equipment Total:	$ 177,352.99
		Payment Total:	$ 2,961.67
		Grand Total:	$ 177,352.99

2.  Acceptance.  Lessee acknowledges and represents that the Units (a) have been delivered to, received and inspected by Lessee, (b) are in good operating order, repair, condition and appearance, (c) are of the manufacture, design and capacity selected by Lessee and are suitable for the purposes for which the Units are leased, and are acceptable and satisfactory to Lessee, (d) do not require any additions or modifications to make them suitable for use, other than ancillary modifications or additions normally made by lessees of similar assets, and are available for use and lease by Lessee and Lessor, and (e) have been irrevocably accepted as "Units" leased by Lessee under this Schedule as of the date written below (the "Acceptance Date").

 3. Term.  The term of the Lease for the Units is for an "Interim Term" (if any) beginning on the Acceptance Date, and continuing through and including the day preceding the Base Date; and for a "Base Term" of Sixty (60) months, beginning on the first to occur of the 5th day of the calendar month during or following the Acceptance Date (the "Base Date").

 4. Rental. Interim Rent shall be due Lessor for each day in the Interim Term and shall equal the daily equivalent of the initial Base Rent, provided however, that Lessee shall pay to Lessor not less than Eleven (11) days Interim Rent . Interim Rent shall be payable on the Base Date.

Base Rent shall be payable in Sixty (60) consecutive monthly installments of $2,961.67 each, or as set forth in the Schedule of Base Rent installments attached hereto, the first Base Rent installment being payable on the Base Date and the remaining Base Rent installments being payable on the 5th day of each succeeding month.

5.  Stipulated Loss Value.  After Lessor's receipt of notice of the occurrence of any Total Loss or other relevant event relating to any Unit, Lessor shall calculate the Stipulated Loss Value for such Unit and give Lessee notice thereof.  Such "Stipulated Loss Value", as of any particular date, shall be the product obtained by multiplying the Lessor's Cost for the Unit in question by the percentage, as set forth in the "Schedule of Stipulated Loss Values" attached as Annex I, specified opposite the rent installment number (or date) becoming due immediately after the date Lessee gives or is required to give Lessor notice requiring payment of the Stipulated Loss Value.  If only a portion of the Units is affected by any event causing calculation of Stipulated Loss Value, and the cost of such portion cannot be readily determined from the Lessor's Cost set forth above, then the Lessor's Cost for such portion shall be as reasonably calculated by Lessor, and notified to Lessee.

6. Tax Matters.  Lessee represents, warrants and agrees that (a) the Units qualify under asset guideline class 28 and constitute "5-year property" within the meaning of Section 168 of the Code; (b) the Lessor is the owner of the Units and is entitled to annual accelerated cost recovery deductions for each Unit as provided by Section 168(a) of the Code; (c) the Lessee and all direct or indirect assignees and sublessees of Lessee shall treat this Lease as a "true lease" for income tax purposes and will not claim any depreciation or other tax attributes associated with ownership of the Units; and (d) in any taxable year of Lessor, no deductions or losses arising from this Lease will arise from sources without the United States under Section 863 of the Code.

7.   Location of Units.  Units will be located at:

Location	Address	City	County	State	ZIP
A	722 Burleson Street	Corpus Christi	Nueces	Texas	78402

8.   Further Representations and Agreements.  Lessee represents, warrants and agrees as follows:

(a) All representations and warranties of Lessee contained in the Lease Agreement are restated as of the Acceptance Date and are true and correct as of such date.

(b)  There has been no material adverse change in the operations, business, properties or condition (financial or otherwise) ("Material Adverse Change") of Lessee or any Guarantor since December 31, 2005.  There is not pending against Lessee any litigation, proceeding, dispute or claim that may result in a Material Adverse Change as to Lessee or that may call into question or impair Lessee's legal or other ability to enter into and perform its obligations under this Lease.

(c)  The operation and maintenance of any Unit in the ordinary course by Lessee do not require the entry into any software or other intellectual property rights agreement with any licensor or other person, except as disclosed to Lessor in writing prior to the Acceptance Date.

9.   Miscellaneous.

(a)  Early Buy-Out.  If no event of Default exists, Lessee may purchase all, but not less than all, Units subject to this Schedule as of the 48th scheduled Base Rent installment date of the Base Term of each such Unit ( the "Early Buy-Out Date"), by notice to Lessor not less than 90 days prior to the early Buy-Out Date.  On the Early Buy-Out Date, Lessee shall pay to Lessor the Base Rent installment due, together with all other amounts then owing, plus an amount equal to $67,926.20 plus any applicable taxes.  Upon such payment, the obligation of Lessee to pay rent hereunder with respect to the Units after the Early Buy-Out Date shall cease, the lease term for the Units shall end on the respective Early Buy-Out Date, and Lessor shall execute and deliver to Lessee a quitclaim bill of sale for the Units.

(b)  Extension; Purchase. In lieu of Lessee's obligation to return the Units to Lessor upon expiry of the Base Term, Lessee may, if no Event of Default exists, and upon Lessee having provided to Lessor notice not less than 180 days prior to such expiry, irrevocably elect to:

(i)   extend the Base Term as to all and not less than all of the Units under this Schedule for a period to be agreed upon by Lessee and Lessor for an amount equal to the Units then fair market rental value as determined by Lessor.  The fair market rental value shall be payable monthly by Lessee to Lessor on the first day of each month during the extension term, or

(ii)  purchase all of Lessors right, title and interest in and to all, but not less than all, of the Units under this Schedule on an "as-is, where-is," quitclaim basis, for a purchase price equal to the then Fair Market Value of the Units.  "Fair Market Value" shall mean an amount equal to the value of the Units that would be received in an arms-length transaction between an informed and willing buyer/user and an informed and willing seller under no compulsion to sell, as determined by mutual agreement of Lessor and Lessee or, failing such agreement, by an independent, qualified appraiser selected by Lessor, with the cost of such appraisal to be borne by Lessee.  Lessee shall pay Lessor the purchase price plus any applicable taxes on the expiration of the Base Term in immediately available funds.

If Lessee fails to provide notice of its election to either renew or purchase pursuant to clause (i) or (ii) above, respectively, at least 180 days before expiration of the Base Term, this Schedule and the Base Term shall, at the option of Lessor, renew for a period of three months at the same rental as was most recently payable during the Base Term or terminate upon expiration of the Base Term.  Lessee shall reimburse Lessor for all costs and expenses (including Attorney Costs) incurred in connection with any extension or purchase hereunder.

Banc of America Leasing & Capital, LLC	TOR Minerals International, Inc.
By: _______________________________	By:	/s/ BARBARA RUSSELL
Printed Name: _______________________	Printed Name:	Barbara Russell
Title: ______________________________	Title:	Acting CFO and Controller
	Acceptance Date:	December 29, 2006

Attachments:

                Annex I:            Schedule of Stipulated Loss Values

                Annex II:           Supplemental Return Requirements